EXHIBIT 99.1

Heelys, Inc. Reports Third Quarter 2012 Financial Results

DALLAS, Nov. 13, 2012 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the third quarter ended September 30, 2012. The "Company" and "Heelys" refer to Heelys, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

Year-over-Year Quarterly Comparisons

On a consolidated basis, net sales were unchanged at approximately $6.6 million for the three months ended September 30, 2012 and 2011. Domestic net sales increased $398,000, or 17.3%, during the three months ended September 30, 2012, when compared to the same period last year, primarily as result of sales during the three months ended September 30, 2012 of our Sidewalk Sports™ wheeled footwear which we began to sell during the fourth quarter of 2011. Internationally, our net sales decreased $366,000, or 8.5%, for the three months ended September 30, 2012, when compared to the same period last year, which was the result of decreased sales of our HEELYS-wheeled footwear in France, Germany and Italy; offset by increased sales of our HEELYS-wheeled footwear in Japan and to third-party distributors and sales of our third party scooter and skateboard lines in France and Germany.

Consolidated gross profit margin decreased to 32.3% for the three months ended September 30, 2012, from 36.8% for the three months ended September 30, 2011. The decrease in gross profit margin from the same quarter in the prior year was primarily the result of $238,000 in inventory markdowns of finished goods and materials related to our Nano™ inline footboard and another $67,000 of markdowns of non-current HEELYS-wheeled footwear in the U.S. and Europe. Gross profit margin was also affected by changes in product and customer mix from the prior year, with a larger percentage of global sales coming from lower priced shoes sold at smaller product margins, including $482,000 in sales of our lower margin Sidewalk Sports™ wheeled footwear products during the three months ended September 30, 2012. In addition, our gross margins were negatively impacted by sales to certain European retail customers that are provided larger discounts than domestic customers and sales at discounted prices of certain of our older, excess and slower moving inventories, particularly in Japan and Germany.

Selling, general and administrative expenses, excluding restructuring charges and goodwill impairment (discussed below), decreased $839,000, primarily as a result of decreased consumer marketing and advertising and decreased commissions, primarily as a result of decreased sales in our international markets, and decreased payroll and payroll related costs, primarily as a result of the closing of our office in Brussels, Belgium effective as of June 30, 2012.

Loss from operations increased $988,000, from a loss of $1.9 million for the three months ended September 30, 2011, to a loss of $2.9 million for the three months ended September 30, 2012, primarily as a result of the decrease in gross margins and the goodwill impairment charge of $1.5 million we recognized during the third quarter of 2012.

The Company reported a net loss of $2.4 million, or $(0.09) per fully diluted share, for the three months ended September 30, 2012, versus a net loss of $1.5 million, or $(0.05) per fully diluted share for the three months ended September 30, 2011.

Restructuring

The Company began taking steps in the first quarter of 2012 to close its office in Brussels, Belgium and transition the business operations conducted through that office to its French, German and U.S. offices. As part of this initiative, the Company eliminated its workforce in Belgium effective as of June 30, 2012. These workforce reductions primarily came from the elimination of certain finance, supply chain and customer service functions. The work performed by these people was absorbed by our employees in France, Germany and the United States. We hired limited personnel to assist with accounting and logistical support in those offices. Financial management and reporting for the Company's Belgian subsidiary was transitioned to our headquarters in the United States. In connection with these initiatives, we have recorded $445,000 in severance and one-time termination benefit costs, $96,000 in contract termination costs and $209,000 in other costs, including, but not limited to, costs to close the Company's office in Belgium, transfer the business operations to the Company's French, German and U.S. offices, and repatriate the Company's Vice President, International back to the United States. In addition, we recognized $34,000 in fixed asset impairment charges related to these initiatives.

Goodwill Impairment

During 2008, the Company entered into agreements with our former distributors in Germany and France, whereby their rights to distribute HEELYS-wheeled footwear in their specified markets was terminated allowing the Company, through its Belgian subsidiary, to market its products directly in those markets. In connection with the termination of these distributor agreements goodwill was recorded. Goodwill is not amortized but is instead measured for impairment at least annually, or when events, including when a portion of goodwill has been allocated to a business to be disposed of, indicate that impairment might exist. On October 22, 2012, the Company entered into an agreement to, among other things, sell substantially all of its assets (discussed below). Management assessed various qualitative factors, including the aggregate purchase price, the carrying value of the reporting units (domestic and international), the origin of the recorded goodwill and the anticipated allocation of the purchase price, and determined that it was more likely than not that the fair value of the reporting unit at which the goodwill was recorded was less than its carrying amount. As a result, a goodwill impairment charge of $1.5 million was recognized as of September 30, 2012.

Recent Events

Asset Purchase Agreement

On October 22, 2012, the Company entered into an Asset Purchase Agreement, by and among The Evergreen Group Ventures, LLC, a Delaware limited liability company ("Buyer Parent"), and TEG Bronco Acquisition Company, LLC, a Delaware limited liability company ("Buyer" and, together with Buyer Parent, the "Buyer Parties"), on the one hand, and the Company, Heeling Sports Limited, a Texas limited partnership ("Heelys Texas"), Heeling Sports EMEA SPRL, a Belgian corporation ("Heelys EMEA"), and Heeling Sports Japan, K.K., a Japanese corporation ("Heelys Japan" and, together with the Company, Heelys Texas, and Heelys EMEA, the "Seller Parties"), on the other hand (the "Asset Purchase Agreement"). A copy of the Asset Purchase Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed on October 23, 2012.

Pursuant to the terms and provisions of the Asset Purchase Agreement, the Seller Parties will sell to the Buyer Parties substantially all of their assets and the Buyer Parties will assume certain of the Seller Parties' liabilities (the "Sale").

Capitalized terms used but not defined below have the meanings given them in the Asset Purchase Agreement or elsewhere in this press release.

Purchase Price

The aggregate Purchase Price for the purchased assets under the Asset Purchase Agreement will be $13,900,000 in cash, plus the assumption of certain specified liabilities, all subject to an adjustment based upon the Working Capital of the Seller Parties as of the Closing Date. If the Working Capital is less than the Working Capital Target of $11,450,000, the Purchase Price will be decreased dollar for dollar. If the Working Capital is more than $11,600,000, the Purchase Price will be increased dollar for dollar. An annex to the Asset Purchase Agreement provides a mechanism to value certain items in our inventory that Buyer believes should be valued at less than what the Company has reflected on its books and records. If the Company is unable to sell any of that inventory prior to the closing of the Sale, the impact to Working Capital would be a reduction in the Purchase Price of approximately $900,000. It is estimated currently that if the closing of the Sale were to occur as of December 21, 2012 our Working Capital would be between $9.64 million and $10.05 million, which would result in the Purchase Price being decreased by between $1.40 million and $1.81 million ($11.45 million minus $9.64 million and $10.05 million, respectively) to between $12.09 million and $12.50 million. The mechanics of these adjustments to the Purchase Price are more specifically described in the Asset Purchase Agreement.

If the holders of the Company's common stock (the "Stockholders") approve the Sale and the Plan of Dissolution (as defined below), subject to the calculation of the Working Capital, any adjustment to the Purchase Price, the satisfaction of the liabilities of the Company and its subsidiaries pursuant to the Plan of Dissolution and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Stockholders after the satisfaction of the Company and its subsidiaries' liabilities and the completion of the Winding Up (as defined below) will be between $62.5 million and $66.5 million in the aggregate, or approximately $2.23 to $2.37 per share of the Company's common stock (based on the number of outstanding shares of the Company's common stock on the date hereof plus the additional shares of the Company's common stock to be issued upon vesting of certain restricted stock units awards as a result of the Sale). The Company anticipates (on the same basis) that approximately $2.00 per share of the Company's common stock will be distributed to Stockholders in an initial distribution within 30 days after the Company's filing of a Certificate of Dissolution with the Delaware Secretary of State, followed by one or more additional distributions to the Stockholders, subject to the amount of a contingency reserve and the Company's obligation under the Asset Purchase Agreement to maintain, until the Working Capital Adjustment is finalized, funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million, and other actions to be taken pursuant to the Plan of Dissolution.

Representation and Warranties

The Asset Purchase Agreement contains a number of representations and warranties of the Seller Parties to the Buyer Parties relating to, among other things: organization of the Seller Parties; authority of the Seller Parties; conflicts and consents; periodic reporting with the Securities and Exchange Commission and financial statements; the absence of undisclosed liabilities; the absence of certain changes and certain events; material contracts; title to the purchased assets; condition and sufficiency of assets; real property; intellectual property; inventory; accounts receivable; customers and suppliers; insurance; legal proceedings and Governmental Orders; compliance with laws and permits; environmental matters; employee benefit matters; employment matters; taxes; product liability claims; transactions with affiliates; brokers; vote required for the Sale; state anti-takeover statutes; solvency; and voting agreements.

The Asset Purchase Agreement contains a number of representations and warranties of the Buyer Parties to the Seller Parties relating to, among other things: organization of the Buyer Parties; authority of the Buyer Parties; conflicts and consents; brokers; legal proceedings; financing; disclaimers of representations and warranties; and independent investigation.

The representations, warranties and covenants of the Seller Parties contained in the Asset Purchase Agreement have been made solely for the benefit of the Buyer Parties under the Asset Purchase Agreement. The Stockholders are not third-party beneficiaries under the Asset Purchase Agreement. Further, the representations and warranties of the Seller Parties in the Asset Purchase Agreement (a) have been made only for purposes of the Asset Purchase Agreement; (b) are qualified by disclosures made to the Buyer Parties in connection with the Asset Purchase Agreement; and (c) are subject to materiality qualifications contained in the Asset Purchase Agreement which may differ from what may be viewed as material by the Stockholders.

Closing Conditions

The Asset Purchase Agreement contains conditions precedent to the obligations of the Buyer Parties to complete the Sale (each of which may be waived by Buyer at or before Closing), including, without limitation:

  the representations and warranties of the Seller Parties in the Asset Purchase Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant to the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

  the Seller Parties' performance in all material respects of their respective agreements, covenants and conditions set forth in the Asset Purchase Agreement and the other Transaction Documents, as applicable, on or before the Closing Date;

  the absence of a Governmental Order making the Sale illegal, or otherwise restraining or prohibiting the consummation of the Sale, or causing the Sale to be rescinded following its completion;

  the Seller Parties receiving all approvals, consents, and waivers that are necessary to consummate the Sale, unless the failure to receive the foregoing (except the approval of the Sale by the Stockholders) would not result in a Material Adverse Effect or materially adversely affect the Seller Parties' ability to perform their respective obligations under the Asset Purchase Agreement;

  the absence of a Material Adverse Effect;

  the delivery of the signatures, certificates, instruments and other deliverables by the Seller Parties that are contemplated by the Asset Purchase Agreement; and

  the absence of Encumbrances relating to the purchased assets, other than certain specified Permitted Encumbrances.

The Asset Purchase Agreement contains conditions precedent to the obligations of the Seller Parties to complete the Sale (each of which may be waived by Heelys Parent at or before Closing), including, without limitation:

  the representations and warranties of the Buyer Parties in the Asset Purchase Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant to the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

  the Buyer Parties' performance in all material respects of their respective agreements, covenants and conditions set forth in the Asset Purchase Agreement and the other Transaction Documents, as applicable, on or before the Closing Date;

  the absence of a Governmental Order making the Sale illegal, or otherwise restraining or prohibiting the consummation of the Sale, or causing the Sale to be rescinded following its completion;

  the delivery of the signatures, certificates, instruments and other deliverables by the Buyer Parties that are contemplated by the Asset Purchase Agreement;

  the approval of the Sale by the holders of a majority of the Company's outstanding shares of common stock; and

  the delivery of the signatures, certificates, instruments, and other deliverables by the Buyer Parties that are contemplated by the Asset Purchase Agreement.

Covenants

The Asset Purchase Agreement contains numerous covenants of the Seller Parties and the Buyer Parties during the period up to and including the Closing Date. The covenants that are specific to the Seller Parties generally relate to, among other things: the conduct of the Seller Parties' business operations before the Closing; providing the Buyer Parties with access to, and deliveries of, certain information; holding the Meeting and soliciting proxies to the Stockholders to obtain the approval of the Sale by the Stockholders; notifications to Buyer of certain events; certain employee matters; keeping certain information concerning the Seller Parties' business and other matters confidential; non-solicitation of persons who are offered employment by the Buyer Parties; and the Seller Parties' termination of certain intercompany contracts relating to licensing of intellectual property and distribution.

The Asset Purchase Agreement contains additional covenants of the Seller Parties and the Buyer Parties relating to, among other things: making notices to, and obtaining consents, authorizations, orders, and approvals from, Governmental Authorities in connection with the Sale; using commercial reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions of the parties; making public announcements of the Asset Purchase Agreement and the Sale; payment of Taxes and fees incurred in connection with the Asset Purchase Agreement and the other Transaction Documents; access to retained books and records; the execution and delivery of certain documents and the taking of certain actions to effect the Sale; and remitting certain accounts receivable to the other parties from and after the Closing.

Under the Asset Purchase Agreement, the Company must maintain for a period of time available funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million. The Company must additionally file with or furnish to the Securities and Exchange Commission, on a timely basis, all required registration statements, certifications, reports (including annual, quarterly and periodic reports) and proxy statements.

Go-Shop; No-Shop

For the 30-day period after the date of the Asset Purchase Agreement, the Seller Parties are permitted to initiate, solicit, and encourage inquiries, proposals, or offers that could constitute an alternative transaction proposal (or engage in other efforts or attempts that could lead to an alternative transaction proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements that meet certain requirements set forth in the Asset Purchase Agreement.

After the expiration of such go-shop period, the Seller Parties must cease all such activities, and, until the Closing Date, must not solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an alternative acquisition proposal, or engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, an alternative transaction proposal, or enter into any letter of intent, agreement, or agreement in principle with respect to an alternative transaction proposal, subject to limited exceptions.

Notwithstanding the no-shop provisions of the Asset Purchase Agreement described in the immediately preceding paragraph, during the period commencing on the No-Shop Start Date and ending on the date of receipt of the approval of the Sale by the Stockholders, under the Asset Purchase Agreement, the Seller Parties may, under certain circumstances, provide information to and participate in discussions or negotiations with third parties with respect to certain alternative transaction proposals that the Company's Board of Directors (the "Board") has determined are or would lead to a bona fide written alternative transaction proposal that the Board or a committee thereof has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financial aspects (including certainty of closing) of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to the Stockholders than the transactions contemplated by the Asset Purchase Agreement (including any revisions to the terms of the Asset Purchase Agreement proposed by the Buyer Parties in response to such proposal or otherwise), subject to certain other criteria set forth in the Asset Purchase Agreement. If, during this period, the Board determines to pursue a Superior Proposal in accordance with the Asset Purchase Agreement, the Asset Purchase Agreement requires, among other things, that the Seller Parties give Buyer prior notice of such determination, along with supporting documentation with respect to such Superior Proposal, and the opportunity to propose revisions to the Asset Purchase Agreement such that the Superior Proposal would no longer constitute a Superior Proposal.

Termination Events and Termination Fee

The Asset Purchase Agreement may be terminated at any time before the Closing upon the mutual consent of Buyer and Heelys Parent. In addition, the Asset Purchase Agreement may be terminated by Buyer upon the occurrence of certain events, including, without limitation, the following:

  there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to the Asset Purchase Agreement that would give rise to the failure of any of Buyer's closing conditions, if Buyer is not in material breach of any provision of the Asset Purchase Agreement;

  Buyer's closing conditions have not been, or it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012 (the "Drop-Dead Date"), unless Buyer is responsible for such failure to comply with such conditions;

  the approval of the Sale by the Stockholders is not obtained;

  the Board or the Seller Parties take certain specified actions with respect to, among other things, pursuing entry into an alternative transaction similar to the Sale with a third-party, or if the Company fails to hold the Meeting within ten business days before the Drop-Dead Date; or

  there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

The Company, acting as the Seller Parties' Representative may terminate the Asset Purchase Agreement upon the occurrence of certain events, including, without limitation, the following:

  there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Seller Parties' closing conditions, if the Seller Parties are not in material breach of any provision of the Asset Purchase Agreement;

  the Seller Parties' closing conditions have not been, or it becomes apparent that any of such conditions will not be, fulfilled by the Drop-Dead Date, unless the Seller Parties are responsible for such failure to comply with such conditions;

  the approval of the Sale by the Stockholders is not obtained; provided, that the Seller Parties may not terminate the Asset Purchase Agreement for failure to obtain the approval of the Sale by the Stockholders if any of the Seller Parties has breached in any material respect its obligations under the Asset Purchase Agreement in any manner that proximately contributed to the failure to obtain the approval of the Sale by the Stockholders;

  before receipt of the approval of the Sale by the Stockholders the Seller Parties enter into a definitive agreement relating to an alternative transaction proposal with a third-party that constitutes a Superior Proposal, subject to payment of the applicable termination fee due to Buyer; or

  there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

If (a) Buyer terminates the Asset Purchase Agreement because (i) there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer's closing conditions, and Buyer is not in material breach of any provision of the Asset Purchase Agreement, or (ii) the Board or the Seller Parties take certain specified actions with respect to, among other things, pursuing entry into an alternative transaction similar to the Sale with a third-party, or because the Company fails to hold the Meeting within ten business days before the Drop-Dead Date, (b) the Seller Parties terminate the Asset Purchase Agreement to enter into a transaction that constitutes a Superior Proposal, (c) the Seller Parties do not consummate the Sale by the Drop-Dead Date and such failure constitutes a breach of the Asset Purchase Agreement or (d) Buyer or the Seller Parties terminate the Asset Purchase Agreement because of a failure to obtain the approval of the Sale by the Stockholders, and in the case of clauses (a), (c), and (d), at any time during the six-month period following such termination of the Asset Purchase Agreement, one or more of the Seller Parties accepts any alternative transaction proposal or enters into a definitive agreement with respect to an alternative transaction proposal, the Seller Parties must pay to Buyer (x) in the case of a termination described in clauses (a), (b), or (c) above, no later than five business days after receipt of written demand, a termination fee equal to 4.25% of the aggregate consideration payable pursuant to the alternative transaction proposal, or (y) in the case of a termination described in clause (d), no later than five business days after the receipt of any consideration pursuant to the alternative transaction, a termination fee equal to 4.25% of any such consideration received in such alternative transaction. The calculation of either such termination fee excludes any consideration to the extent attributable to cash, cash equivalents or marketable securities being sold to the third-party.

Survival

Subject to certain exceptions, under the Asset Purchase Agreement, the representations, warranties and covenants in the Asset Purchase Agreement do not survive the Closing Date. The covenants in the Asset Purchase Agreement that survive the Closing Date relate to, among others, the following matters: the provisions governing the adjustments to the Purchase Price; allocation of the Purchase Price and ad valorem taxes; third party consents; covenants relating to employees and employee benefits; confidentiality; non-solicitation of certain employees; breaches of certain covenants; governmental approvals and consents; receivables; transfer taxes; access to retained books and records; and cash retention.

In addition, absent fraud or intentional misrepresentation with intent to defraud, the Buyer Parties have no right of recovery against any of the Seller Parties under the Asset Purchase Agreement resulting from any breach of any representation, warranty, or covenant (other than the specified surviving obligations) contained in Asset Purchase Agreement.

Voting Agreements

Capital Southwest Venture Corporation, which currently owns 9,317,310 shares of the Company's common stock, or approximately 33.79% of the Company's current issued and outstanding common stock, and Patrick F. Hamner, one of the Company's directors who currently owns 363,150 shares of the Company's common stock, or 1.3% of our current issued and outstanding common stock (and who holds currently exercisable options to purchase, at a price of $4.05 per share, approximately 2.9% more of our current issued and outstanding common stock), entered into voting agreements with Buyer on October 22, 2012, pursuant to which they agreed, among other things, to vote their shares in favor of the Sale and grant to Buyer an irrevocable proxy with respect to their respective shares covered by the voting agreements. The Company is a party to these voting agreements for the limited purposes of agreeing to (a) instruct its transfer agent to restrict transfer of the Covered Shares during the term of the Asset Purchase Agreement, (b) take certain actions with respect to such transfer restrictions upon any termination of the Asset Purchase Agreement and (c) not take any action in contravention of the voting agreements.

The foregoing description of such voting agreements and the Company's obligations therein does not purport to be complete and is qualified in its entirety by reference to the full text of the respective voting agreements entered into by the referenced parties, copies of which are attached as Exhibit 10.2 and Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2012.

Cautionary Statements Regarding Asset Purchase Agreement

The Asset Purchase Agreement was filed as an exhibit to our Current Report on Form 8-K on October 23, 2012 only to provide investors with information regarding the terms and conditions of the Asset Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its subsidiaries, or their business or operations. The Stockholders should not rely on the representations and warranties in the Asset Purchase Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries. Information concerning the subject matter of the representations and warranties in the Asset Purchase Agreement may change after the date of the Asset Purchase Agreement, and such subsequent information may or may not be fully reflected in the Company's public disclosures or periodic reports filed with the Securities and Exchange Commission. The Asset Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and its subsidiaries, and their businesses and operations, that is or will be contained in, or incorporated by reference into, the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements, and other documents that the Company files with or furnishes to the Securities and Exchange Commission.

The description of the Asset Purchase Agreement in this Report does not purport to be a complete description of all of the terms and conditions of the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement.

Board Approval of the Sale; Fairness Opinion

The Board established a special committee, composed of directors of the Company, to evaluate the proposal from the Buyer Parties and others, and to make a recommendation to the Board, with respect to the Sale. This special committee engaged Roth Capital Partners, LLC ("Roth"), an independent investment banking firm, to evaluate the Sale and to provide its opinion as to the fairness to the Company, from a financial point of view, of the consideration to be paid to the Company pursuant to the Asset Purchase Agreement. Roth delivered an opinion to the Board, dated October 20, 2012, that, subject to the limitations set forth in its opinion, the payment of $13,900,000 in cash, which is subject to adjustment, and the assumption of certain liabilities by the Buyer Parties, is fair, from a financial point of view, to the Company.

The Board, upon recommendation from its special committee, taking into account the fairness opinion received from Roth, unanimously approved and authorized the Asset Purchase Agreement and the Sale.

Plan of Dissolution

The Board has determined that the Company should be wound up, dissolved and liquidated completely after the consummation of the Sale (the "Winding Up"). In this respect, the Board approved a Plan of Liquidation and Dissolution (the "Plan of Dissolution") on October 20, 2012. The Plan of Dissolution is conditioned on the consummation of the Sale and obtaining approval of the Plan of Dissolution from the holders of a majority of the Company's outstanding shares of common stock. A copy of the Plan of Dissolution is attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2011.

Winding Up Actions

When the Plan of Dissolution becomes effective, the Company, acting by an officer, employee, or agent, as applicable, will, among other things:

  file a Certificate of Dissolution with the Delaware Secretary of State specifying the date upon which the Certificate of Dissolution will become effective (the "Winding Up Effective Date");

  cease its business activities and withdraw from any jurisdiction in which the Company is qualified to do business (unless any such qualification to do business is necessary, appropriate, or desirable for the Sale and any other liquidation of the Company's assets, and for the proper winding up of the Company);

  negotiate and consummate the sales and conversion of all of the assets and properties of the Company remaining after the Sale into cash and/or other distributable form of asset; and

  take all actions required or permitted under the applicable dissolution procedures of Delaware General Corporation Law (the "DGCL").

In addition, subject to approval by the Board and the consummation of the Sale, under the Plan of Dissolution, the officers, employees, and agents of the Company will, as promptly as feasible, proceed to:

  collect all sums due or owing to the Company;

  sell and convert into cash and/or other distributable form all the remaining assets and properties of the Company, if any, and;

  out of the assets and properties of the Company, pay, satisfy, and discharge or make adequate provision for the payment, satisfaction, and discharge of all debts and liabilities of the Company pursuant to the Plan of Dissolution, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Dissolution.

Liquidating Distributions

If the Sale is consummated, under the Plan of Dissolution, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution to the Stockholders of record, at the close of business on the Winding Up Effective Date, pro rata to Stockholders in accordance with the respective number of shares then held of record, provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction, and discharge of all known, unascertained, or contingent debts, obligations, and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Pursuant to the Plan of Dissolution, liquidating distributions will be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the DGCL, may determine; provided, however, that the Company must complete the distribution of all its properties and assets to its Stockholders as provided in the Plan of Dissolution as soon as practicable following the filing of its Certificate of Dissolution with the Delaware Secretary of State and in any event on or before the tenth anniversary of the Winding Up Effective Date (the "Final Distribution Date").

Contingency Reserve

Under the Plan of Dissolution, if and to the extent deemed necessary, appropriate, or desirable by the Board in its absolute discretion, the Company may establish and retain or set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries, including (a) tax obligations; (b) all expenses of the sale of the Company's property and assets; (c) the salary, fees, and expenses of members of the Board, management, and employees; (d) expenses for the collection and defense of the Company's property and assets; (e) the expenses for attorneys and other professional advisors incurred in connection with the Plan of Dissolution; and (f) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a contingency reserve will be distributed to the Stockholders no later than the Final Distribution Date pursuant to the Plan of Dissolution. As of the date hereof, the Company plans to establish a contingency reserve and anticipates that the amount of that reserve will be approximately $6.7 million.

Liquidating Trust

Under the Plan of Dissolution, the Board may, but is not required to, establish a liquidating trust (the "Liquidating Trust") and distribute assets of the Company to the Liquidating Trust rather than continue to hold the assets in the Company. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees will in general be authorized to take charge of the Company's property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

Indemnification and Advancement of Expenses

The Plan of Dissolution requires the Company to continue to indemnify and advance expenses to its officers, directors, employees, and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized under the Plan of Dissolution to obtain and maintain directors' and officers' liability insurance and any other insurance as may be necessary, appropriate, or advisable to cover the Company's obligations.

Amendment, Modification or Abandonment

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan of Dissolution and all actions contemplated thereunder, including the Sale or the proposed Winding Up, notwithstanding the Stockholder approval of the Sale or the Plan of Dissolution, to the extent permitted by the DGCL; provided, however, that the Board may not abandon the Plan of Dissolution following the filing of the Certificate of Dissolution without first obtaining the approval of the holders of a majority of the voting power of the outstanding common stock at a special meeting or annual meeting of the Stockholders called for such purpose by the Board. Upon the abandonment of the Plan of Dissolution, the Plan of Dissolution will be void.

Complete Liquidation

Distributions to the Stockholders made pursuant to the Plan of Dissolution will be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Under the Plan of Dissolution, the adoption of the Plan of Dissolution by the Stockholders will constitute full and complete authority for the making by the Board of all such liquidating distributions.

Participants in Solicitation of Proxy Statement

The Company and its directors, executive officers, and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Stockholders in connection with the Sale and proposed dissolution of the Company. Information concerning the interests of the Company's participants in the solicitation is set forth in the Company's Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and will set forth in the proxy statement relating to the Sale and Plan of Dissolution when it becomes available.  Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission's website at http://www.sec.gov and from the Company at http://investors.heelys.com or by writing to: Corporate Secretary, Heelys, Inc., 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

Additional Information Regarding the Sale and the Plan of Dissolution

The Sale is not conditioned upon the Stockholders approving the Plan of Dissolution. The effectiveness of the Plan of Dissolution, however, is conditioned on the consummation of the Sale. Stockholders do not have dissenters' rights of appraisal in connection with the Sale or the Plan of Dissolution.

As part of the Sale, we also are selling the name "Heelys" and will need to change our name. We will be asking Stockholders in our forthcoming proxy statement regarding the Sale, the Plan of Dissolution and related matters to vote to amend our Certificate of Incorporation to change our name to "HLYS Liquidation Company, Inc.," contingent upon the closing of the Sale (the "Name Change").

If the Stockholders approve the Sale and the Plan of Dissolution, immediately upon consummation of the Sale, the Plan of Dissolution will take effect and the liquidation and dissolution of the Company will commence. As soon as practical after the closing of the Sale, the Company plans to distribute, in an initial distribution (with potential subsequent installment distributions thereafter), cash from the Sale and the Company's other cash, subject to a contingency reserve for remaining costs and liabilities. The amount and timing of the distributions to Stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution. On the bases to be described in the proxy statement, the Board anticipates that the amount of the initial distribution to Stockholders will be approximately $2.00 per share of common stock.

As a result of the consummation of the Sale, the Company will cease to be engaged in an ongoing business and will not be eligible to remain listed on the The Nasdaq Capital Market. The Company intends to (a) file a Certificate of Dissolution with the Delaware Secretary of State and (b) delist from the The Nasdaq Capital Market as soon as practicable following the closing of the Sale. In addition, the Company plans to deregister its shares of common stock under Section 12(b), and suspend its periodic reporting obligations under Section 15(d), of the Securities Exchange Act of 1934, as amended.

The Company will file with the Securities and Exchange Commission a proxy statement containing information about the Sale and the Plan of Dissolution. THE STOCKHOLDERS ARE ADVISED TO READ THE COMPANY'S PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, AND ANY OTHER DOCUMENTS THAT THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE OTHER SELLER PARTIES, THE BUYER PARTIES, THE SALE, AND THE PLAN OF DISSOLUTION AND RELATED TRANSACTIONS.

Stockholders may obtain copies of the proxy statement and other documents that the Company files with the Securities and Exchange Commission (when they are available) free of charge at the Securities and Exchange Commission's website at www.sec.gov. The Company's definitive proxy statement and other relevant documents may also be obtained (when available) free of charge on the Company's website at http://investors.heelys.com or by writing to: Corporate Secretary, Heelys, Inc., 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

Balance Sheet

Combined cash and investments decreased $634,000 to $57.8 million as of September 30, 2012, from $58.4 million as of December 31, 2011. The decrease in accounts receivables was primarily a result of decreased sales, as well as timing, and the decrease in accounts payable and accrued liabilities was primarily due to payment of inventory purchase related liabilities that were outstanding as of December 31, 2011. The decrease in inventories is primarily the result of sales during the nine months ended September 30, 2012; offset by managed inventory purchases to maintain appropriate inventory levels. Cash flows from changes in operating assets/liabilities are subject to seasonality.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products primarily under the HEELYS(R) brand targeted to the youth market. The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are forward-looking statements ("forward-looking statements") that involve risks and uncertainties. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. When used in this press release and in documents referenced herein, forward-looking statements include, without limitation, statements regarding our expectations, beliefs, or intentions that are signified by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company's current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. Our actual results may differ materially from those anticipated in any forward-looking statements due to known and unknown risks, uncertainties and other factors.The section entitled "Risk Factors" set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and similar discussions in our other Securities and Exchange Commission filings, discuss some of the important risk factors that may affect our business, results of operations and financial condition. Risks include, but are not limited to:

  The fact that substantially all of Heelys' net sales are generated by one product;
  Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold;
  Continued changes in fashion trends and consumer preferences and general economic conditions;
  Heelys' dependence on its relationships with retail customers and independent distributors with whom Heelys does not have long term contracts;
  Heelys outsources all of its manufacturing to, and relies on, a limited number of independent manufacturers;
  Heelys' distribution model and recent moves in select markets to takeover distribution of its products directly to customers contains inherent risks;
  Heelys is subject to the risks of conducting business internationally;
  Foreign exchange rate fluctuations could harm the Company's results of operations;
  Heelys has expanded its product offering to mass merchants which may affect its brand image and reputation;
  Heelys may not be able to successfully introduce new product categories;
  The Sale, even if approved by the Stockholders, may not be completed;
  The timing and amount of distributions to Stockholders cannot be predicted with certainty;
  Any estimate of the amount available for distribution to Stockholders could be reduced if the Company's expectations regarding operating expenses, employee retention, costs of satisfying or discharging liabilities and winding up costs are inaccurate;
  Any estimate of the amount available for distribution to Stockholders is based on a number of assumptions, including with respect to administrative and professional expenses incurred in connection with the Sale and the Winding Up, some or all of which may be inaccurate;
  Any delay in the closing of the Sale will decrease the funds available for distribution, because the Company will continue to be subject to ongoing operating expenses;
  The Company may face lawsuits or other claims and it may take time and Company resources to defend or settle any such lawsuits or claims;
  Fluctuations in the exchange rate between the U.S. dollar and the foreign currencies of the Company's subsidiaries may affect the funds available for distribution to Stockholders;
  Stockholders could approve the Plan of Dissolution but vote against the Sale, thereby making the Sale impossible and adding great uncertainty as to the ability to make any distribution to Stockholders;
  Stockholders could approve the Sale but not our Name Change, which may result in our ability to close the Sale.
  The occurrence of certain events, changes or other circumstance could give rise to the termination of the Asset Purchase Agreement, which would result in the Sale not being consummated;
  The Company may receive a Superior Proposal, the Asset Purchase Agreement may be terminated in connection with the Company's pursuit of such alternative transaction, and that alternative transaction may not be consummated;
  The Sale process may disrupt current plans and operations and we may face difficulties in employee retention;
  The process of voluntarily winding up a public company involves significant uncertainties that affect both the amount that can be distributed to Stockholders and the time to complete the Winding Up;
  The Company may not receive any competing transaction proposals or Superior Proposals because of the termination fee payable to the Buyer;
  Stockholders will not be able to buy or sell shares of common stock after we file our Certificate of Dissolution with the Delaware Secretary of State;
  If the common stock were delisted from the The Nasdaq Capital Market but the Certificate of Dissolution is not filed, our Stockholders may find it difficult to dispose of their shares of our common stock;
  If we decide to use a liquidating trust, as permitted by the Plan of Dissolution, interests of our Stockholders in such a trust may not be transferable;
  Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from the Company, which may be three or more years after the Company's dissolution;
  Our directors and executive officers may have interests that are different from, or in addition to, those of Stockholders generally;
  We will continue to incur the expenses of complying with public company reporting requirements until we deregister our shares of common stock under Section 12(b), and suspend our periodic reporting obligations under Section 15(d), of the Securities Exchange Act of 1934, as amended;
  The Board may at any time turn management of the Winding Up over to a third party, and some or all of our directors may resign from the Board at that time;
  If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each Stockholder who receives liquidating distributions could be held liable for payment to our creditors of his or her pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such Stockholder in the dissolution;
  If our contingent reserves are insufficient to satisfy our liabilities, creditors could assert claims against us seeking to prevent distributions or against our Stockholders to the extent of distributions they receive;
  Tax treatment of any liquidating distributions may vary from Stockholder to Stockholder; and
  The other risks set forth in the discussion of risk factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and similar discussions in our other Securities and Exchange Commission filings.

Stockholders are urged to consider these risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company, its operations and operating results, the Sale, the Plan of Dissolution or the Winding Up.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$ 6,656	$ 6,624	$ 19,681	$ 21,069
Cost of sales	4,508	4,186	12,093	11,712
Gross profit	2,148	2,438	7,588	9,357

Selling, general and administrative expenses	3,544	4,383	11,687	13,473
Impairment of goodwill	1,521	--	1,521	--
Restructuring charges	16	--	784	--
Loss from operations	(2,933)	(1,945)	(6,404)	(4,116)

Other (income) expense, net	(111)	(566)	(188)	(741)
Loss before income taxes	(2,822)	(1,379)	(6,216)	(3,375)

Income tax (benefit) expense	(425)	85	(586)	245

Net loss	$ (2,397)	$ (1,464)	$ (5,630)	$ (3,620)

Net loss per share:
Basic and Diluted	$ (0.09)	$ (0.05)	$ (0.20)	$ (0.13)

Weighted-average shares:
Basic and Diluted	27,571	27,571	27,571	27,571

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	September 30,	December 31,
Assets	2012	2011

Current Assets:
Cash and cash equivalents	$ 28,227	$ 17,925
Investments	29,533	40,469
Accounts receivable, net of allowances	4,479	7,077
Inventories	8,054	8,836
Prepaid expenses and other current assets	652	1,193
Prepaid income taxes and income taxes receivable	275	133
Deferred income taxes	15	14
Total current assets	71,235	75,647

Property and Equipment, net of accumulated depreciation	376	570
Patents and Trademarks, net of accumulated amortization	358	320
Intangible Assets, net of accumulated amortization	159	380
Goodwill	--	1,532
Deferred Income Taxes	904	364

Total Assets	$ 73,032	$ 78,813

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 1,362	$ 2,277
Accrued liabilities	3,597	2,974
Deferred income taxes	104	104
Total current liabilities	5,063	5,355

Long Term Liabilities:
Income taxes payable	680	660
Deferred income taxes	--	40
Other long term liabilities	217	247

Total Liabilities	5,960	6,302

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	66,374	66,126
Retained earnings	1,311	6,941
Accumulated other comprehensive loss	(641)	(584)
Total stockholders' equity	67,072	72,511

Total Liabilities and Stockholders' Equity	$ 73,032	$ 78,813

CONTACT: Heelys, Inc.
         Craig Storey, 214-390-1831
         Chief Financial Officer